Blackboard Retains Barclays Capital in Response to Unsolicited, Non-binding Offers

Board of Directors to Evaluate Strategic Alternatives

WASHINGTON, April 19, 2011 –Blackboard (NASDAQ: BBBB) today announced that it has retained Barclays Capital as its financial advisor in response to receiving unsolicited, non-binding proposals to acquire the company.

The company is evaluating the offers as well as strategic alternatives to enhance shareholder value, including whether other third parties would have an interest in acquiring the company at a price and on terms that would represent a better value for its shareholders than having the company continue to execute its business plan on a stand-alone basis.

“Our Board is committed to fulfilling its fiduciary duties to act in the best interests of shareholders. We remain focused on our company’s strategic plan and are committed to delivering the highest quality products and sustained client satisfaction,” stated Michael Chasen, Blackboard’s President and Chief Executive Officer.

There can be no assurance that the process described above will result in a transaction. The Company undertakes no obligation to provide further updates.

About Blackboard Inc.
Blackboard Inc. (NASDAQ: BBBB) is a global leader in enterprise technology and innovative solutions that improve the experience of millions of students and learners around the world every day. Blackboard’s solutions allow thousands of higher education, K-12, professional, corporate, and government organizations to extend teaching and learning online, facilitate campus commerce and security, and communicate more effectively with their communities. Founded in 1997, Blackboard is headquartered in Washington, D.C., with offices in North America, Europe, Asia and Australia.

Any statements in this press release about future expectations, plans and prospects for Blackboard and other statements containing the words “believes,” “anticipates,” “plans,” “expects,” “will,” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including the factors discussed in the “Risk Factors” section of our Form 10-K filed on February 18, 2011 with the SEC. In addition, the forward-looking statements included in this press release represent the Company’s views as of April 19, 2011. The Company anticipates that subsequent events and developments will cause the Company’s views to change. However, while the Company may elect to update these forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to April 19, 2011.

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